Exhibit 10.1

EIGHTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 29, 2016, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, and NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Amended and Restated Credit Agreement dated as of February 3, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Agent, Lenders and Borrower have agreed to amend the Credit Agreement in certain respects.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a) Section 2.1(a)(ii)(A) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the Commitment Reduction Amount less (3) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time, plus (z) the Availability Block, and

(b) The last sentence of Section 2.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Without limiting the foregoing, Agent shall establish the Interest Payment Reserves, Appraisal Reserves, Pipeline Reserves, the Prepayment Block and the Permitted Disposition Reserves.

(c) The last sentence of Section 2.3(d)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, no Protective Advance shall be made which would cause (A) the aggregate amount of all Protective Advances outstanding at any one time to exceed 10% of the Maximum Revolver Amount unless the Required Lenders otherwise agree or (B) the aggregate amount of Revolver Usage outstanding at any one time to exceed the Maximum Revolver Amount less the Availability Block.

(d) The first sentence of Section 2.3(d)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount (unless Required Lenders agree to a higher amount), and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount less the Availability Block.

(e) Section 2.4(e) of the Credit Agreement is hereby amended by adding the following subsection (vi) to the end thereof:

(vi) Rights Offering. Within 1 Business Day of the receipt by Borrower of the proceeds of any Rights Offering or Escrowed Funds (as defined in the Sixth Amendment) pursuant to Section 5.18, Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such proceeds.

(f) Section 2.4(f)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first to the outstanding principal amount of the Revolving Loans until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(g) Section 2.10(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower and its Subsidiaries performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, or to appraise the Collateral, or any portion thereof; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 2 field examinations during any 12 consecutive months, or more than 4 full appraisals (or desktop appraisals, at Agent’s discretion) of the Equipment during any 12 consecutive months.

(h) Section 2.11(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the Commitment Reduction Amount less the Availability Block less the outstanding amount of Revolving Loans (including Swing Loans), or

(i) Section 2.12(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(j) Section 5 of the Credit Agreement is hereby amended by adding the following Sections 5.18, 5.19 and 5.20 to the end thereof:

5.18. Rights Offering. On or before July 29, 2016 (or such later date as may be agreed to by Agent in its sole discretion), Borrower (a) shall consummate the Rights Offering, (b) shall apply the Net Cash Proceeds received in connection with such Rights Offering in accordance with Sections 2.1(e)(vii) and 2.4(f)(ii) and (c) to the extent the Net Cash Proceeds received in connection with such Rights Offering is less than $5,000,000, shall cause the application of the Escrowed Funds (as defined in the Sixth Amendment) to the Obligations in the amount of such shortfall.

5.19 Consultant.

(a) On or prior to July 29, 2016 (or such later date as Agent may agree to in writing in its sole discretion), Borrower shall deliver to Agent evidence that Borrower has engaged a consultant satisfactory to Agent on terms and conditions satisfactory to Agent.

(b) Borrower and each of its Subsidiaries hereby authorizes the consultant retained by Borrower to communicate directly with Agent and its professionals and advisors regarding Borrower and its Subsidiaries and any matters within the scope of its work related thereto.

(c) Borrower and its Subsidiaries shall cooperate fully with Agent and its professionals and advisors and provide assistance with any and all diligence Agent or its professionals and advisors may reasonably require, including, but not limited to, providing Agent and its counsel and advisors with prompt reasonable access to (w) the consultant retained by Borrower pursuant hereto, (x) all related diligence materials and work product, including written reports provided by such consultant to Borrower as may be reasonably requested by Agent (other than any such materials and reports determined by Borrower or its counsel to be subject to the work-product doctrine or attorney-client privilege), (y) Borrower and its Subsidiaries’ respective property, business locations and books and records, and (z) such other available information as Agent or its professionals and advisors shall reasonably request.

5.20. Updated Borrowing Base Certificate. Within 2 Business Days of receipt of a Borrowing Base from Agent following a disposition of any Eligible Equipment, Borrower shall deliver to Agent an updated executed Borrowing Base Certificate reflecting such disposition. Within 3 Business Days of the written request of Required Lenders (which may be requested no more than once a month if no Default or Event of Default exists or at any time if a Default or Event of Default exists), Borrower shall deliver an updated executed Borrowing Base Certificate reflecting changes in the Eligible Accounts availability since the last Borrowing Base Certificate.

(k) Section 6 of the Credit Agreement is hereby amended to add the following new Section 6.14 after the end of Section 6.13 as follows:

6.14 Refinancing. Borrower will not fail to cause the Obligations to be repaid in full and the Commitments terminated on or before September 30, 2016.

(l) Section 7(a) of the Credit Agreement is hereby deleted in its entirety.

(m) Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Minimum EBITDA. Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$2,000,000	For the 9 month period ending September 30, 2016
$2,000,000	For the 10 month period ending October 31, 2016
$2,250,000	For the 11 month period ending November 30, 2016
$2,500,000	For the 12 month period ending December 31, 2016, and for each 12 month period ending each month thereafter

(n) Section 8.2(a) of the Credit Agreement is hereby amended and restated as follows:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 3.7, 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.11, 5.13, 5.14, 5.15, 5.17, 5.18, 5.19 or 5.20 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(o) Section 13.1(a)(ii)(A) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(A) no assignment may be made (i) so long as no Event of Default has occurred and is continuing to a Competitor (it being understood that if an Event of Default exists, an assignment may be made to a Competitor so long as Borrower receives at least 5 Business Days prior written notice thereof unless an Event of Default exists under Section 8.1, Section 8.2(a) (but only as a result of a breach of Section 7), Section 8.4 or Section 8.5 in each of which cases no notice shall be required to be given to Borrower for an assignment to a Competitor), (ii) to a natural person or (iii) without the prior written consent of Agent in its sole discretion, to a Debt Affiliated Entity, if after giving effect to such assignment, (A) more than 30% of the Commitments and Obligations would then be held or controlled by, or subject to a participation in favor of, Debt Affiliated Entities or (B) there would be more than 2 such Lenders whose Commitments or Obligations are held or control by, or subject to a participation in favor of, Debt Affiliated Entities,

(p) Section 13.1(e)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(vi) no participation shall be sold to (x) a Loan Party or an Affiliate of a Loan Party or (y) without the prior written consent of Agent in its sole discretion, a Debt Affiliated Entity, and

(q) Section 13 of the Credit Agreement is hereby amended to add the following new Section 13.1(k) after the end of Section 13.1(j) as follows:

(k) Provided that the Obligations and rights of each Debt Affiliated Entity are not affected in a manner that is less favorable in any manner than as compared to the Obligations and rights of other Lenders, such Debt Affiliated Entity agrees that in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or in respect of any consent, waiver, vote, or other action in connection with an Insolvency Proceeding involving a Loan Party, (ii) other action on any matter related to any Loan Document or occurring in relation to any Insolvency Proceeding involving a Loan Party, or (iii) direction to Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, such Debt Affiliated Entity shall be deemed to have voted (and, at the request of Agent, shall so vote, and if it fails to promptly so vote, Agent shall have a proxy and the right to vote) its interest as a Lender or Participant, as applicable, without discretion in the manner in which Wells Fargo votes with respect to such matter. Borrower and each Debt Affiliated Entity (by its acceptance of an assignment) agrees that if a case under the Bankruptcy Code is commenced against any Borrower or any other Loan Party, then, with respect to any plan of reorganization that does not affect any Obligations and rights of any Debt Affiliated Entity less favorably in any respect as compared to the Obligations and rights of other Lenders, no Debt Affiliated Entity may vote to accept or reject such plan and Agent may seek (and each Debt Affiliated Entity shall consent) to withdraw such vote or otherwise designate that the vote of any Debt Affiliated Entity with respect to any such plan of reorganization of such Borrower or other Loan Party not be counted. Each Debt Affiliated Entity hereby irrevocably appoints Agent (such appointment being coupled with an interest) as such Debt Affiliated Entity’s attorney-in-fact, with full authority in the place and stead of such Debt Affiliated Entity and in the name of such Debt Affiliated Entity, from time to time in Agent’s discretion to take any action and to execute any instrument that are necessary to carry out the provisions of Section 13.1(k) solely to the extent set forth herein. In addition, each Debt Affiliated Entity agrees that notwithstanding anything to the contrary in this Agreement, no Debt Affiliated Entity shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among Agent and any Lender to which representatives of Borrowers are not then present, (B) receive any information or material prepared by Agent or any Lender or any communication by or among Agent or one or more Lenders, except to the extent such information or materials have been made available to Borrowers or their representatives, or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Agent or any other member of the Lender Group with respect to any duties or obligations or alleged duties or obligations of such Agent or any other member of the Lender Group under the Loan Documents.

(r) Exhibit A-1 to the Credit Agreement is hereby replaced in its entirety with Exhibit A-1 attached hereto.

(s) Schedule C-1 to the Credit Agreement is hereby replaced in its entirety with Schedule C-1 attached hereto.

(t) Schedule 1.1 to the Credit Agreement is hereby amended by adding the following defined terms in proper alphabetical order:

“Applicable Equipment Availability Percentage” means an amount equal to 75%.

“Availability Block” means, as of any date of determination, the sum of (a) $12,500,000 and (b) 50% of the amount of the mandatory prepayment made pursuant to Section 2.4(e)(vi) on or prior to such date of determination.

“Commitment Reduction Amount” means $15,000,000.

“Debt Affiliated Entity” means any holder or any Affiliate of any holder of 2016 Bond Debt, Bond Debt, Term Loan Debt or Subordinated Indebtedness that becomes a Lender or Participant.

“Eighth Amendment Effective Date” means June 29, 2016.

“Rights Offering” means a rights offering for the common stock of Borrower, which is intended to yield proceeds of $5,000,000 and may be exercised only in exchange for cash.

(u) Schedule 1.1 of the Credit Agreement is hereby amended to amend and restate the following definitions each in its entirety to read as follows:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability (without giving effect to any Interest Payment Reserves, Appraisal Reserves or Permitted Disposition Reserves) of Borrower for the most recently completed month:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)

I	> $40,000,000	2.00 percentage points	3.00 percentage points

II	< $40,000,000 and > $20,000,000	2.25 percentage points	3.25 percentage points

III	< $20,000,000	2.50 percentage points	3.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar month of Borrower.

“Applicable Unused Line Fee Percentage” means 0.50 percentage points.

“Borrowing Base” means, as of any date of determination, the lesser of (I) $85,000,000 and (II) the result of:

(a) the sum of (x) 85% of the amount of Eligible Accepted Accounts and (y) the lesser of $10,000,000 and 85% of the amount of Eligible Ticket Held Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the lower of

(i) the product of 60% multiplied by the net book value (calculated in accordance with GAAP on a basis consistent with Borrower’s historical accounting practices) of Eligible Equipment at such time, and

(ii) the product of 80% multiplied by the Net Orderly Liquidation Value of Eligible Equipment at such time identified in the most recent equipment appraisal ordered and obtained by Agent;

provided, that in no event shall Availability attributable to Eligible Equipment under clause (b) of the Borrowing Base exceed the Applicable Equipment Availability Percentage of the Borrowing Base at any time; minus

(c) the Availability Block; minus

(d) the aggregate amount of Receivables Reserves, Bank Product Reserves, Equipment Reserves, Interest Payment Reserves, Appraisal Reserves, Pipeline Reserves, Prepayment Block, Permitted Disposition Reserves and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Maturity Date” means December 31, 2016.

“Permitted Disposition Reserves” means, as of any date of determination, the following reserves: (a) a reserve equal to 50% of the amount by which (i) the aggregate amount of net cash proceeds arising from Permitted Dispositions of Eligible Equipment consummated after the Sixth Amendment Effective Date pursuant to clause (o) of the definition of Permitted Dispositions exceeds (ii) $7,500,000 (which reserve shall be established and maintained with respect to the Borrowing Base) and (b) a reserve equal to 50% of the aggregate amount of net cash proceeds arising from Permitted Dispositions of any property (other than Eligible Accounts and Eligible Equipment that was included in the most recent Borrowing Base) consummated after the Eighth Amendment Effective Date (which reserve shall be established and maintained with respect to the Borrowing Base).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, Equipment Reserves, Interest Payment Reserves, Appraisal Reserves, Pipeline Reserves, Prepayment Block and Permitted Disposition Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount. Without limiting the foregoing, Agent may establish Reserves in the event the methodology used to calculate depreciation in any appraisal obtained to determine the Net Orderly Liquidation Value of Eligible Equipment is different from the depreciation methodology utilized by Borrower.

“Sixth Amendment Fee Letter means that certain fee letter, dated as of the Sixth Amendment Effective Date, by and among Borrower, Agent and the Lenders party thereto, as amended, supplemented or otherwise modified from time to time.

(v) The section starting with “Monthly (no later than the 10th Business Day of each month)” in Schedule 5.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Monthly (no later than the 10th Business Day of each month)

(a) an executed Borrowing Base Certificate,

(b) an Account roll-forward, in a format acceptable to Agent in its discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of Borrower’s general ledger,

(c) a detailed aging, by total, of Borrower’s and its Subsidiaries Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(d) a general ledger trial balance and a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,

(e) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,

(f) a detailed report regarding Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(g) a detailed report showing additions of, and deletions to, Eligible Equipment, and a calculation of the net book value (calculated in accordance with GAAP on a basis consistent with Borrower’s historical accounting practices) of Eligible Equipment at the end of such period.

3. Waiver; Effectiveness of the Amendment; Continuing Effect. Subject to the terms and conditions herein, Agent and Required Lenders hereby waive the Event of Default resulting solely from the failure to comply with Section 10(b) of the Sixth Amendment. Except as expressly set forth in Section 2 or the first sentence of this Section 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. This Amendment is a Loan Document.

4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

5. Conditions to Effectiveness of Effective Date Amendments. The Amendments set forth in Section 2 shall become effective upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects (the “Effective Date”):

(a) Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders party hereto, and the Loan Parties;

(b) Agent shall have received an executed copy of each of the documents listed on Exhibit A hereto;

(c) Agent shall have received from Borrower, for the benefit of the Lenders party hereto, the Amendment Fee;

(d) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the Effective Date.

6. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that:

(a) after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(c) this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

7. Amendment Fee. In connection with this Amendment, Borrower agrees to pay to Agent, for the ratable account of the Lenders party to this Amendment (such ratable amount based on each such Lender’s Commitment as a percentage of the Commitments of all such Lenders party to this Amendment), an amendment fee (the “Amendment Fee”) of $250,000, which fee is due and payable on the Effective Date, and fully earned and non-refundable on the Effective Date. The Amendment Fee is in addition to and not net of any fees previously paid by Borrower or any Loan Party pursuant to any Loan Document. Agent hereby is expressly authorized by Borrower to (x) charge such amounts due and owing to the Loan Account in accordance with the terms of the Credit Agreement, and (y) designate such amounts as a Revolving Loan under the Credit Agreement.

8. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including reasonable attorneys’ fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Agreement.

(d) Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

9. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment, on behalf of itself and its successors, assigns, and other legal representatives (Borrower, each Guarantor and all such other Persons being hereinafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, Issuing Bank and Lenders, and their successors and assigns, and their present and former shareholders, Affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Issuing Bank, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., as Borrower

By: /s/ Mark D. Johnsrud
Name: Mark D. Johnsrud
Title: Chairman and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender By: /s/ Zachary S. Buchanan Name: Zachary S. Buchanan Title: Authorized Signatory

CITIZENS BANK OF PENNSYLVANIA, as a Lender By: /s/ John F. Kendrick Name: John F. Kendrick Title: Officer

CAPITAL ONE BUSINESS CREDIT CORP., as a Lender By: /s/ Laurel Varney Name: Laurel Varney Title: VP

BANC OF AMERICA CREDIT PRODUCTS, INC., as a Lender By: /s/ Jonathan M. Barnes Name: Jonathan M. Barnes Title: Vice President

CONSENT AND REAFFIRMATION

Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Eighth Amendment to Amended and Restated Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound thereby, including Section 9 of the foregoing Eighth Amendment to Amended and Restated Credit Agreement; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that Agent and Lenders have no obligation to inform such Guarantor of such matters in the future or to seek such Guarantor’s acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.

HECKMANN WATER RESOURCES CORPORATION By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

HECKMANN WATER RESOURCES (CVR), INC. By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

1960 WELL SERVICES, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: COO, President

HEK WATER SOLUTIONS, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: COO, President

APPALACHIAN WATER SERVICES, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: COO, President

BADLANDS POWER FUELS, LLC, a Delaware limited liability company By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

BADLANDS POWER FUELS, LLC, a North Dakota limited liability company By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

LANDTECH ENTERPRISES, L.L.C. By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

BADLANDS LEASING, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

IDEAL OILFIELD DISPOSAL, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

NUVERRA TOTAL SOLUTIONS, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

NES WATER SOLUTIONS, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

HECKMANN WOODS CROSS, LLC By: /s/ Mark D. Johnsrud Name: Mark D. Johnsrud Title: President

Exhibit A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                                     between                                     (“Assignor”) and                                          (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) except to the extent Agent has given prior written consent, confirms that that it is not a Debt Affiliated Entity unless, after giving effect to the assignment contemplated by this Assignment Agreement, (x) no more than 30% of the Commitments and Obligations would then be held or controlled by, or subject to a participation in favor of, Debt Affiliated Entities and (y) no more than 2 such Lenders whose Commitments or Obligations are held or controlled by, or subject to a participation in favor of, Debt Affiliated Entities [and (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name: Title:

[NAME OF ASSIGNEE] as Assignee

By
Name: Title:

ACCEPTED THIS DAY OF

WELLS FARGO NATIONAL BANK, a national banking association, as Agent

By
Name: Title:

[CONSENTED TO AND ACKNOWLEDGED THIS DAY OF

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., as Borrower

By
Name: Title:]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Nuverra Environmental Solutions, Inc., a Delaware corporation

2.	Name and Date of Credit Agreement:

Amended and Restated Credit Agreement dated as of February 3, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers.

3.	Date of Assignment Agreement:

4.	Amounts:

	(a) Assigned Amount of Revolver Commitment	$

	(b) Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$26,020,409
Bank of America, N.A.	$17,346,939
Citizens Bank of Pennsylvania	$17,346,939
Capital One Business Credit Corp.	$12,142,857
Banc of America Credit Products, Inc.	$12,142,857
All Lenders	$85,000,000

EXHIBIT A

1.	Amended and Restated Promissory Notes

2.	Supplemental Fee Letter

3.	Escrow Agreement